Exhibit 21.1

Exhibit 21.1

SUBSIDIARIES OF NYSE GROUP, INC.

The following table lists the subsidiaries of NYSE Group, Inc. and their states or jurisdiction of incorporation, as of July 19, 2005.

Name	State/Jurisdiction of Incorporation
Archipelago Merger Sub, Inc.	Delaware
NYSE Merger Sub LLC	New York

The following table lists the expected subsidiaries of NYSE Group, Inc. and their states or jurisdiction of incorporation, upon completion of the mergers between the New York Stock Exchange, Inc., and Archipelago Holdings, Inc.

Name	State/Jurisdiction of Incorporation
New York Stock Exchange LLC	New York
NYSE Market, Inc. (1)	Delaware
NYSE Regulation, Inc. (1)	New York
Stock Clearing Corporation (2)	New York
Newex Corporation (2)	New York
Newin Corporation (2)	New York
New York Stock Exchange, Inc. (2)	Connecticut
New York Stock Exchange (2)	New Jersey
Securities Industry Automation Corporation (3)	New York
Sector, Inc. (4)	New York
ARCA-GNC Acquisition, L.L.C. (5)	Delaware
Archipelago Brokerage Services, L.L.C. (5)	Delaware
Archipelago Direct, L.L.C. (5)	Delaware
Archipelago Europe, Ltd. (5)	England & Wales
Archipelago Exchange, L.L.C. (5)	Delaware
Archipelago Market Data Services, L.L.C. (5)	Delaware
Archipelago Overseas, L.L.C. (5)	Delaware
Archipelago Securities, L.L.C. (5)	Delaware
Archipelago Trading Services, Inc. (6)	Florida
Wave Securities, L.L.C (5)	Illinois
Wave Securities Canada Inc. (5)	New Brunswick, Ontario & Quebec, Canada

(1)	Wholly-owned subsidiary of New York Stock Exchange LLC

(2)	Wholly-owned subsidiary of NYSE Market, Inc.

(3)	Two-thirds owned subsidiary of NYSE Group, Inc.

(4)	Wholly-owned subsidiary of Securities Industry Automation Corporation

(5)	Wholly-owned subsidiary of Archipelago Holdings, Inc.

(6)	Archipelago Trading Services, Inc. is a wholly-owned subsidiary of ARCA-GNC Acquisition, L.L.C.